UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      April 23, 2018

CTD HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-25466	59-3029743
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6714 NW 16th Street, Suite B, Gainesville, Florida	32563
(Address of Principal Executive Offices)	(zip code)

            386-418-8060

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sale of Equity Securities.

On April 23, 2018, CTD Holdings, Inc. (the “Company”) completed a private placement of its securities to a group of accredited investors (the “Private Placement”) that included several directors of the Company and members of management. Investors in the Private Placement purchased 20,000 “Units” at a price of $100 per Unit, resulting in gross proceeds to the Company of $2,000,000. Each Unit consisted of one share of Series B Convertible Preferred Stock (“Preferred Stock”) convertible into 400 shares of Common Stock, and seven-year warrants (“Warrants”) to purchase 400 shares of Common Stock at an exercise price of $0.25 per share.

The Preferred Stock will automatically convert into Common Stock on the date the Company effects an increase of its authorized shares of Common Stock and/or a reverse stock split of its Common Stock, so that the Company has a sufficient number of authorized and unissued shares of Common Stock to permit the conversion or exercise, as applicable, of all outstanding shares of Preferred Stock, warrants and other convertible securities. The Preferred Stock has a liquidation preference of $100 per share, is not redeemable, and does entitle the holder to special dividends. In the event the Company were to pay dividends on its Common Stock, holders of Preferred Stock would receive dividends based on the number of shares of Common Stock into which their shares of Preferred Stock are then convertible.

The sale of the Preferred Stock and Warrants in the Private Placement was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Scarsdale Equities, LLC (“Scarsdale”) acted as financial advisor to the Company in connection with the Private Placement. Under the terms of its engagement, the Company will pay a cash fee to Scarsdale in the amount of $50,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTD Holdings, Inc.

Date: April 25, 2018

By: /s/ Jeffrey L. Tate

Jeffrey L. Tate

Chief Operating Officer